Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 29, 2025

CNH Industrial Capital LLC,

1 CNH Way,

Waterford, WI 53185.

CNH Industrial Capital America LLC,

1 CNH Way,

Waterford, WI 53185.

New Holland Credit Company, LLC,

1 CNH Way,

Waterford, WI 53185.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of 4.500% Notes due 2030 (the “Securities”) of CNH Industrial Capital LLC, a Delaware limited liability company (the “Company”), and the related guarantees (the “Guarantees”) of the Securities by CNH Industrial Capital America LLC and New Holland Credit Company, LLC (each, a “Guarantor” and together, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company and the Guarantees constitute valid and legally binding obligations of the respective Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

CNH Industrial Capital LLC CNH Industrial Capital America LLC New Holland Credit Company, LLC	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees and to the reference to us under the heading “Validity of the Notes and Guarantees” in the Prospectus Supplement relating to the Securities and the Guarantees, dated September 25, 2025. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP